ASHFORD HOSPITALITY TRUST
First Quarter 2012 Conference Call
April 26, 2012
10:30 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to Ashford Hospitality Trust’s conference call to review the Company’s results for the first quarter of 2012. On the call today will be Monty Bennett, Chief Executive Officer, Douglas Kessler, President, and David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on April 25, 2012, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Thank you, and good morning. The first quarter of this year continued to reflect the early stage benefits from the hotel cycle recovery, and as a result our reporting metrics are positive. It should be recognized, however, that until the recovery gains a more sustained footing, progress could be uneven at times. We continue to make headway in certain key areas such as operating margin improvement, RevPAR growth, and risk mitigation. We are focused on how best to create near term and long term shareholder value within an environment where we continue to see improving trends in the lodging sector and greater resiliency in the U.S. economy as a whole. We remain bullish on the hotel outlook, and are confident that our initiatives are adding value.

Since our last conference call in February, U.S. hotel demand has continued to improve with RevPAR growth still well above historical average growth rates. In 2011, the U.S. market achieved annual RevPAR growth of 8.2%. In 2012 and 2013, the U.S. hotel industry is expected to report steady RevPAR increases of 5.8% and 6.6%, respectively, according to the recent forecasts from PKF. For the first quarter, Ashford’s overall RevPAR growth was 3.1%. The legacy portfolio registered a RevPAR growth of 3.6%, whereas the Highland portfolio was 1.3%. The performance reflects our heavy concentration in Washington, D.C., Dallas/Ft. Worth, certain airport locations, as well as impact from capital expenditures. Approximately 15% of our EBITDA comes from the Washington D.C. area. While D.C. has underperformed other gateway cities, we remain confident in this excellent long-term market and expect to see improved performance particularly following the 2012 election. Some factors that affected the quarter’s RevPAR in D.C. were related to the Pentagon’s Base Realignment and Closure Program; particularly in the Crystal City area where several of our assets are located. Also affecting our RevPAR for the quarter was the fact that our second largest market, Dallas, hosted the Super Bowl during the first quarter last year which makes year over year comparisons challenging. Lastly, airport markets generally, and our airport markets in particular, experienced better weather by comparison to last year resulting in fewer stranded passengers needing hotel rooms. In January and February of 2011, the nation experienced 45,000 cancelled flights compared to 12,000 for this year.

Clearly, compared to our peers, we have one of the most diversified geographic portfolios which we believe mitigates risk. The pace of the economic recovery in certain markets could at times contribute to RevPAR variations. However, we continue to see the hotel RevPAR recovery as broad based, noting that for the entire industry, the top performing markets for the first quarter were Nashville, New Orleans, and Waikiki, while the top performing segment was highway locations. Additionally, we have implemented an aggressive capex program which is having an impact on RevPAR. We believe these capital expenditures will result in future strong market share gains. We are targeted to spend $120-135 million for 2012, and during the first quarter we spent $29.5 million in 32 hotels. By comparison to our historical experience with capex initiatives in other quarters, we are seeing an impact on RevPAR from the acceleration of our work and the scope of the refurbishments. If we were to exclude those assets under renovation, our RevPAR would have reflected 4.8% growth.

In terms of new hotel room supply, the limited availability of construction financing continues to constrain new development to levels well below historical averages for the foreseeable future. Recent estimates from PKF anticipate new supply growth for 2012, 2013, and 2014 will be 0.6%, 1.0%, and 1.6% respectively. Through 2016, it is expected that new supply will remain on average well below 2% annually, which is less than the average annual change in the nation’s lodging supply from 1988 through 2011. The lack of new rooms coming on the market in the face of increasing demand is very good news for continued RevPAR outperformance in the years to come. Given that a significant amount of the RevPAR growth will be more heavily weighted in terms of gains in average daily rate, we expect to experience enhanced benefits to the bottom line given our success in improving margins. It is important to note that the industry is still in the early stages of this recovery – perhaps just 1/3 of the way to the next peak. We believe the majority of the growth has not yet been realized. Our view is that it remains a very good time to invest in lodging REITs as a whole.

For the first quarter of 2012, Ashford reported AFFO per diluted share of $0.28 compared with

$0.40 a year ago. The main difference in our performance is due to the favorable impact we experienced from the interest rate hedges that we used to protect our cash flows during the economic downturn. With the economic recovery taking hold and the hedges burning off, we expect to see declining impact from these risk management tools in our financial reporting.

Ashford continues to demonstrate solid EBITDA growth performance. In the first quarter, we achieved EBITDA flows of 46% and margin improvement of 75 basis points for our legacy portfolio, which had an impact on our flow-through and margins. As we expect our RevPAR performance to accelerate, we believe that our cost saving measures will facilitate even stronger bottom line performance.

In the Highland portfolio, we achieved EBITDA flows of 215% and margin improvement of 288 basis points during the quarter. Aside from the impact of the 7 hotels that underwent renovations, we also saw the temporary effect of the conversion of the Hilton Boston Back Bay and Hyatt Regency Windwatch from brand managed assets to franchises. As we’ve stated previously, this management shift is part of the continuing integration of the Highland portfolio. We expect these newly franchised hotels to generate long-term value creation through enhanced revenue realization and additional cost savings.

Hotel EBITDA for Highland increased a strong 15.6% for the quarter. Since closing the Highland acquisition in March 2011, the portfolio has achieved a trailing twelve month increase of 12% in EBITDA. This increase has come largely from cost savings. We expect increasing revenues to play a greater role in continued EBITDA improvement.

As previously announced, our Board of Directors declared a dividend of $0.11 per share for the first quarter 2012, which represents an annual rate of $0.44 per share. This covered dividend is well above our peer average. Based upon yesterday’s closing price, the dividend yield is 4.9%. We think the combination of our high dividend and potential capital appreciation make for an attractive investment.

Looking ahead, we expect macroeconomic improvements will lead to strong RevPAR growth and higher hotel values. The global economic and political conditions remain fluid, and as a result we continue to act conservatively with our shareholder’s capital. At the same time, the transaction market continues to accelerate as more attractive assets come to market. Therefore, we will continue to strategically deploy capital and pursue accretive investment opportunities very selectively with both an eye on risk mitigation and shareholder return maximization.

With that, I’d now like to turn the call over to David Kimichik to review our financial results.

Financial Review – David Kimichik

Thanks, Monty.

For the first quarter we reported a net loss to common shareholders of $29,549,000, Adjusted EBITDA of $70,846,000 and AFFO of $23,176,000, or $0.28 cents per diluted share.

At quarter’s end, Ashford had total assets of $3.6 billion in continuing operations, and $4.6 billion overall including the Highland portfolio which is not consolidated. We had $2.4 billion of mortgage debt in continuing operations and $3.1 billion overall including Highland. Our total combined debt currently has a blended average interest rate of 4.6%, still one of the lowest among our peers. With the maturing of some of our swapped positions, we currently have 62% fixed rate debt and 38% floating rate. The weighted average maturity is 3.8 years.

Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income, but will be added back for purposes of calculating our AFFO. For the first quarter, the unrealized loss on derivatives was $9.9 million.

At quarter’s end, our legacy portfolio consisted of 96 hotels in continuing operations containing 20,395 rooms. Additionally we own 71.74% of the 28 Highland hotels containing 5,800 net rooms in a joint venture. All combined, we currently own a total of 26,195 net rooms.

We also own a position in just one performing mezzanine loan, the Ritz Carlton in Key Biscayne, Florida, with an outstanding balance of $4 million.

Hotel operating profit for all hotels, including Highland, was up by $6.7 million, or 8.8%, for the quarter.

Our quarter-end adjusted EBITDA to fixed charge ratio per our credit facility now stands at 1.58 times versus a required minimum of 1.35 times.

Our share count currently stands at 85.8 million fully diluted shares outstanding which were comprised of 68.2 million common shares and 17.6 million OP units. During the quarter we sold approximately 370,000 shares of our Series A and Series D preferred stock through our At the Market program for total gross proceeds of $9 million.

I’d now like to turn it over to Douglas to discuss our capital market strategies.

Capital Market Strategies – Douglas Kessler

Thank you, and good morning. We are encouraged by improving trends in the debt markets, and the increase in the number of investment opportunities. Even with these better market conditions, we remain both conservative and opportunistic in our approach. We still recognize that market and political uncertainties exist. As a result, while we are looking for new investments, we continue to maintain sufficient liquidity levels.

As we disclosed earlier, during the first quarter, we upsized our previous $105 million senior credit facility to $145 million, with the option, subject to lender approval, to further expand the facility to an aggregate size of $225 million. We believed it made sense to increase the revolver to better position us for investment opportunities as well as provide us with more liquidity if needed. As part of the expansion, we added Deutsche Bank to our banking line-up along with KeyBank, Morgan Stanley, UBS, and Credit Suisse.

Regarding our $167.2 million non-recourse portfolio mortgage loan that matures this coming May, we completed a widely marketed effort to refinance the loan. We hope to announce our progress shortly. We would expect to use the $23 million currently held in our restricted cash balance to pay down the loan. Additionally, we anticipate unencumbering one of the hotels as part of the portfolio refinancing. Assuming that we subsequently sell or refinance this hotel, we expect the combined cash needs of the refinancing will have been satisfied. In other words, at this time we are progressing as planned and do not expect any additional amount of cash needs from our balance sheet. This loan is the only loan maturing this year.

We continue to work to stay ahead of upcoming maturity dates. In fact, we are already engaged in discussions with lenders regarding our $102 million of loans set to mature in early 2013. The debt yield on this high quality portfolio is currently in excess of 16%, and there is a good amount of lender interest to refinance these loans with no expected pay down required. Admittedly, this transaction is some time off from now, but again it indicates our proactive approach.

So, at this time we believe we have addressed all near-term maturities and have no recourse debt aside from our senior credit facility which remains undrawn. We also continue to strengthen our liquidity and financial resources. This healthy capital positioning allows us to take a closer look at an increasing number of hotel investment opportunities. We have bid on a few transactions recently, and admittedly have not been selected. I believe that this shows discipline and our keen focus on making sure our investments are accretive to shareholders. We have and will remain methodical in our analysis and due diligence of potential investments. As we evaluate our current portfolio of assets and the best opportunities for growth in new assets, we are primarily focusing our attention on full service, upper upscale hotels franchised with major brands in top markets. This is more targeted than our historical approach. However, we will remain opportunistic and will not restrict ourselves if there are other opportunities that we see that could provide strong shareholder returns.

Aside from our domestic interests, we are also seeing interesting market dynamics in Europe. With the financial and political changes, now is a unique time to consider hotels in areas such as the gateway cities given their low new room supply outlook, international demand, and attractive long-term fundamentals. We have been analyzing and visiting markets for several months. We are well aware of the complexities, but also the opportunity. The competitive landscape is different and the types of transactions are varied. Our ultimate investment decisions will remain consistent with our dedication to maximizing value and mitigating risk.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation on today’s conference call. We will be hosting our 2012 Investor Day on Tuesday, May 8th in New York at the Mandarin Oriental. If there are any analysts or institutional investors that have not registered for this event and have an interest in attending, please contact our investor relations team and we will be happy to assist you.

We look forward to seeing many of you at our Investor Day and speaking with you again on our next call.